Exhibit 10.35
SETTLEMENT AGREEMENT

SETTLEMENT AGREEMENT DATED MARCH 6, 2006, IS ENTERED INTO BY AND BETWEEN:

(I)	ON ONE PART, BY:
a.	MEGA CABLE, S.A. DE C.V. (HEREINAFTER REFERRED TO AS “MC”), REPRESENTED BY MR. FRANCISCO JAVIER R. BOURS CASTELO;
b.	MCM HOLDING, S.A. DE C.V., (HEREINAFTER REFERRED TO AS “MCM”) REPRESENTED BY MR. FRANCISCO JAVIER R. BOURS CASTELO;
c.	THE PRIVATE SHAREHOLDERS (AS DEFINED HEREUNDER) ALL REPRESENTED BY MR. RICARDO RÍOS FERRER,
d.     TELEHOLDING, S.A. DE C.V. (HEREINAFTER REFERRED TO AS “PURCHASER”), REPRESENTED BY MR. FRANCISCO JAVIER R. BOURS CASTELO (MC, MCM, THE PRIVATE SHAREHOLDERS AND PURCHASER ARE COLLECTIVELY REFERRED TO AS THE “MC GROUP”), AND

(II)	ON THE OTHER, BY:
a.	RCN INTERNATIONAL HOLDINGS, INC. (HEREINAFTER REFERRED TO AS “RCN INT.”) AND
b.	RCN CORPORATION, INC. (HEREINAFTER REFERRED TO AS “RCN CORP”).
(RCN INT. AND RCN CORP. ARE JOINTLY REFERRED TO AS THE “RCN GROUP”)

(THE MC GROUP AND THE RCN GROUP ARE HEREINAFTER COLLECTIVELY REFERRED TO AS THE “PARTIES” AND INDIVIDUALLY AS A “PARTY”).

WHEREAS, each of MC and MCM is a company duly organized and validly existing under the laws of the United Mexican States;

WHEREAS, the PRIVATE SHAREHOLDERS (listed in Exhibit A, attached hereto), are individuals of Mexican Nationality with the legal capacity to enter into this Settlement Agreement;

WHEREAS, the representative of each of the MC Group is duly empowered and authorized to execute this Settlement Agreement, and as of today such powers and authority has/have not been revoked, limited or modified in any manner whatsoever;

WHEREAS, RCN INT. is a company duly incorporated and validly existing in accordance with the laws of the State of Delaware, United States of America and their representative(s) is(are) duly empowered and authorized to execute this Settlement Agreement, and as of today such powers and authority has/have not been revoked, limited or modified in any manner whatsoever;

WHEREAS, RCN CORP is a company duly incorporated and validly existing in accordance with the laws of the State of Delaware, United States of America and their representative(s) is(are) duly empowered and authorized to execute this Settlement Agreement and as of today such powers and authority has/have not been revoked, limited or modified in any manner whatsoever;

WHEREAS, MC and RCN INT. entered into a Subscription Agreement executed as of January 19, 1995;

WHEREAS, MC, the PRIVATE SHAREHOLDERS and RCN INT. entered into a Shareholders Agreement executed as of January 24, 1995;

WHEREAS, MC, the PRIVATE SHAREHOLDERS and CTEC Corporation,  entered into a Support and Guarantee Agreement, executed as of January 19, 1995, that was subsequently assumed by RCN Corp. (the Subscription Agreement, the Shareholders Agreement and the Support and Guarantee Agreement are hereinafter referred to collectively as the “MC-RCN Corporate Agreements”, each of which is enclosed hereto as EXHIBIT “B”);

WHEREAS, MCM, assumed MC’s obligations under the MC-RCN Corporate Agreements, as a result of a spin-off from MC dated November 1st, 2001.

WHEREAS, on this date, the PRIVATE SHAREHOLDERS, through PURCHASER, entered into a Stock Purchase Agreement with RCN INT., pursuant to which the latter sells to PURCHASER all of its shares, rights and interest in MC and in MCM, that is enclosed hereto as EXHIBIT “C” (hereinafter referred to as the “Stock Purchase Agreement”).

WHEREAS, on November 14, 2005, RCN CORP filed a motion in the United States Bankruptcy Court for the Southern District of New York, (“the Bankruptcy Court”) that is enclosed hereto as Exhibit “D”, relating to the Support and Guarantee Agreement (the “Bankruptcy Motion”); and

WHEREAS, as of November 14, 2005, the MC GROUP, filed an arbitration petition against RCN INT. before the International Court of Arbitration, of the International Chamber of Commerce in Paris, France, reference 14098/CCO, that is enclosed hereto as Exhibit “E” (the “Arbitration Petition”) (generally, the “Arbitration Proceeding”)

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, the Parties hereto agree as follows:

CLAUSES

1.- Settlement.

Except with respect to any claims or disputes arising under the Stock Purchase Agreement or this Agreement, as of the Closing Date and upon Closing (as such terms are defined in the Stock Purchase Agreement), each of the members of the MC Group and of the RCN Group, hereby expressly, irrevocably and unconditionally agree to finally settle, resolve, dismiss and discontinue all past, present and future claims and disputes among any of them that ever existed, exist now or may exist in the future with respect to all periods from the beginning of time until the Closing Date, including the withdrawal of the Bankruptcy Court Motion with prejudice and termination of the Arbitration Proceeding with prejudice. Each Party shall bear its own costs with respect to these proceedings, to the termination of the Agreements pursuant to Section 2 below and to this Settlement.

2.- Termination of the Agreements.

As of the Closing Date and upon Closing, each of the members of the MC Group and of the RCN Group, hereby expressly, irrevocably and unconditionally agree to terminate and leave without any further legal effect, each of the MC-RCN Corporate Agreements, including any other agreement, contract or understanding related to the foregoing other than the Stock Purchase Agreement and this Settlement Agreement.

3.- Assurances.

On the Closing Date and upon Closing:

(i)
The MC Group shall file with the International Court of Arbitration of the International Chamber of Commerce an irrevocable withdrawal and dismissal of the Arbitration Petition and RCN INT. shall file with the International Court of Arbitration of the International Chamber of Commerce a letter consenting to the MC Group’s irrevocable withdrawal and dismissal of the Arbitration Petition and each of the MC Group and the RCN Group shall take any other actions necessary to terminate the corresponding Arbitration Proceeding; copies of such withdrawal and such consent letter, as approved by both Parties, are enclosed hereby as Exhibits “F-1“ and “F-2”; and

(ii)	RCN CORP shall file with the Bankruptcy Court an irrevocable withdrawal of the Bankruptcy Motion; a copy of this withdrawal, as approved by both Parties, is enclosed hereby as Exhibit “G“; and

(iii)
Each of the MC Group and of the RCN Group shall withdraw any other claim or action filed with any other authority, panel, arbitration institution, mediator or otherwise, related to each other for whatever reason.

Each of MC Group and RCN Group agree to indemnify and hold harmless each other if there is any judgment, ruling, order or decree issued by any judicial or arbitral tribunal or by any other entity that may arise from any claim not withdrawn pursuant to the terms of this Settlement Agreement. Such indemnity shall include all costs, including legal fees, incurred by the other party in the event that the corresponding proceeding is not dismissed by the International Court of Arbitration of the International Chamber of Commerce or the Bankruptcy Court. Each Party agrees that it shall not seek or support an award of sanctions against the other Party arising from the commencement of either the Arbitration Proceedings or the Bankruptcy Court proceedings and each Party agrees that upon request by the other Party, it shall cooperate (at the requesting Party’s sole expense) in opposing the imposition of any such sanctions against the requesting Party. For the avoidance of doubt, however, the indemnity contained in this Paragraph 3 shall not include indemnity for sanctions, or for costs associated with sanction proceedings, if sanctions are sought or imposed against a Party through any process other than a process initiated by a Party or an assignee, affiliate or shareholder of a Party.

4.- Mutual Release.

Except with respect to any claims, causes of action, liabilities, or other obligations arising under the Stock Purchase Agreement or this Agreement or any other agreements entered into by the Parties in connection therewith, as of the Closing Date and upon Closing, each of the MC Group and of the RCN Group, including their respective affiliates, subsidiaries, parent companies, shareholders, officers, directors, representatives and agents, hereby expressly, irrevocably and unconditionally releases the other from any and all claims causes of action, liabilities, or other obligations (whether absolute or contingent) existing in the past, now or in the future with respect to the periods from the beginning of time until the Closing Date under the Stock Purchase Agreement, which relate to or involve the RCN Group’s ownership of the Shares, the MC-RCN Agreements and all matters relating thereto.

5.- Applicable Law.

This Agreement shall be governed by the laws of the United Mexican States.

6.- Arbitration

All disputes arising under or in connection with this Settlement Agreement shall be finally settled under the Rules of Arbitration of the International Court of Arbitration of the International Chamber of Commerce (“ICC”) by a panel of three arbitrators, two appointed by each of the MC Group and the RCN Group and the third (to be the Chairman) appointed in accordance with the said Rules. The arbitration proceedings are to take place in the City of Houston, State of Texas, United States of America including the issue of the arbitration award. The arbitration proceedings shall be conducted in English. The Parties expressly waive any other jurisdiction which may correspond to them by reason of their current or future domiciles, or for any other reason whatsoever.

7.- Modifications.

This Settlement Agreement, and any of its terms, conditions and provisions may be modified, amended, altered, supplemented, added to, canceled or terminated only by mutual agreement in writing signed by the duly authorized representatives of the Parties.

8.-Counterparts.

This Settlement Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

9.-Further Assurances.

The Parties shall, contemporaneously herewith or hereafter, execute such additional documents and take any other action as may be reasonably necessary to evidence or give effect to the terms and purpose of this Settlement Agreement. Failure of Purchaser to obtain any of the necessary authorizations or approvals referenced in Section 3 of the Stock Purchase Agreement shall have no effect on the obligations or effectiveness of this Agreement.

10.- Entire Agreement.

This Settlement Agreement, the Stock Purchase Agreement and any other agreements entered into by the Parties in connection therewith constitute the entire agreement between the Parties and supersede and replace any and all other negotiations, conversations, understandings and/or agreements, written, oral, implied or otherwise.

11. Notifications.

Any notice or communication to be given by the Parties hereunder, shall be sent to each other by hand, via courier or facsimile, return receipt requested, and shall be valid as of the date of such receipt, if delivered to the following addresses:

If to MC GROUP

Ave. Miguel Alemán 300 Norte
Centro
Ciudad Obregón, Sonora
85000 México.

Attention: Javier R. Bours Castelo.

If to RCN GROUP

196 Van Buren Street, Suite 300, Herndon, VA. 20170, U.S.A:
Attention: Mr. Peter D. Aquino

12. Conditionality.

The provisions of this Agreement shall be conditioned upon and shall not be effective until, the Closing Date and upon Closing being fully consummated pursuant to the Stock Purchase Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Settlement Agreement on the date first above written.

MEGA CABLE, S.A. DE C.V.,:			MCM HOLDING, S.A. DE C.V.:

By:	/s/ Javier Bours	By:	/s/ Javier Bours
	Name: Javier Bours		Name: Javier Bours
	Title: Chairman		Title: Chairman

THE PRIVATE SHAREHOLDERS

By:	/s/ Ricardo Rios Ferrer
Name: Ricardo Rios Ferrer
Title: Attorney in Fact

RCN INTERNATIONAL HOLDINGS, INC.		RCN CORPORATION, INC.

By:	/s/ Peter D. Aquino	By:	Peter D. Aquino
	Name: Peter D. Aquino		Name: Peter D. Aquino
	Title: Chief Executive Officer		Title: Chief Executive Officer